Exhibit 99

FOR IMMEDIATE RELEASE	June 1, 2021

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF OHIO MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, June 1, 2021........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of a manufactured home community located in Sandusky, Ohio for a total purchase price of approximately $10.3 million. This community contains 206 developed homesites, of which approximately 86% are occupied. It is situated on approximately 56 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “Bayshore Estates is well-located within our existing footprint. Ohio has been one of our best performing states and we are pleased to add this community to our portfolio. The community is generally in good condition, but we plan to improve the operating results by investing in the infrastructure and filling the remaining vacant sites with homes for rent and sale. We continue to seek additional acquisitions that meet our growth criteria.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities with approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. In addition, the Company owns a portfolio of REIT securities.

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